UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report: November 16, 2015
(Date of earliest event reported)

Turtle Beach Corporation
(Exact name of registrant as specified in its charter)

Nevada	27-2767540
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Summit Lake Drive, Suite 100 Valhalla, New York	10595
(Address of principal executive offices)	(Zip Code)
914-345-2255
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.
Subordinated Note

On November 16, 2015, Turtle Beach Corporation (the “Company”) issued a $2.5 million Subordinated Promissory Note (the “Subordinated Note”) to SG VTB Holdings, LLC, an affiliate of the Company. In satisfaction of the Company’s obligation set forth in the amendment to the Term Loan Agreement (as defined below) entered into on November 2, 2015, the proceeds of the Subordinated Note will be applied against the outstanding balance of the Term Loan, Guaranty and Security Agreement, dated July 22, 2015 (as amended, the “Term Loan Agreement”), by and among the Company, Voyetra Turtle Beach, Inc., Turtle Beach Europe Limited, VTB Holdings, Inc., Crystal Financial SPV LLC and the other lenders party to the Term Loan Agreement from time to time, and Crystal Financial LLC, as agent. The Subordinated Note will bear interest at a rate of 15% per annum until its maturity date, which is September 29, 2019. The Subordinated Note is subordinated to all senior debt of the Company, including the Company’s obligations under its asset-based revolving credit facility with Bank of America, N.A. and the other parties thereto and the Term Loan Agreement.
Security and Guaranty
On November 16, 2015, in consideration of the credit extended to the Company under the Subordinated Note, Voyetra Turtle Beach, Inc. and VTB Holdings, Inc. also entered into a Third Lien Continuing Guaranty, dated as of such date (as amended, the “Third Lien Guaranty”), under which they guarantee and promise to pay to SG VTB Holdings, LLC, on demand and in immediately available funds, any and all obligations of the Company under the Subordinated Note.
To secure the obligations of the Company under the Subordinated Note and the Third Lien Guaranty, the Company, Voyetra Turtle Beach, Inc. and VTB Holdings, Inc. (collectively, the “Debtor”) also entered into a Third Lien Security Agreement, dated as of November 16, 2015 (as amended, the “Third Lien Security Agreement,” and together with the Subordinated Note and the Third Lien Guaranty, the “Subordinated Debt Documents”). Pursuant to the Third Lien Security Agreement, the Debtor granted to SG VTB Holdings, LLC a security interest upon all property of the Debtor. The Third Lien Guaranty and the Third Lien Security Agreement will terminate upon (i) the payment in full of the Subordinated Note or (ii) the release of the guarantee or collateral, as applicable.
Subordination Agreement
On November 16, 2015, as a condition precedent to the Company’s other lenders permitting it to enter into the Subordinated Debt Documents, the Company entered into a subordination agreement (the “Subordination Agreement”), by and among Bank of America, N.A., Crystal Financial LLC, SG VTB Holdings, LLC and the Company, Voyetra Turtle Beach, Inc., Turtle Beach Europe Limited, and VTB Holdings, Inc. Pursuant to the Subordination Agreement, the parties agreed that the Company’s obligations under Subordinated Debt Documents would be subordinate in right of payment to the payment in full of all the Company’s obligations under the Term Loan Agreement and that certain Loan, Guaranty and Security Agreement, dated March 31, 2014 (as amended, the “ABL Agreement”), by and among the Company, Voyetra Turtle Beach, Inc., Turtle Beach Europe Limited, and VTB Holdings, Inc., the financial institutions party thereto as lenders, and Bank of America, N.A., as administrative agent, collateral agent and security trustee for the lenders under the ABL Agreement.
Warrant Agreement
In connection with and as additional consideration for SG VTB Holdings, LLC entering into the Subordinated Note, the Company and SG VTB Holdings, LLC entered into a Warrant Agreement, dated as of November 16, 2015, pursuant to which the Company issued to SG VTB Holdings, LLC a warrant (the “Warrant”) to purchase 1,365,410 shares of the Company’s common stock (“Common Stock”) at an exercise price of $2.00 per share. The exercise price and the number of shares of Common Stock purchasable under the Warrant Agreement are subject to adjustment in accordance with the terms of the Warrant Agreement. The Warrant is exercisable for a period of ten years beginning on the date of issuance. The Warrant does not entitle SG VTB Holdings, LLC to any voting rights or other rights as a stockholder of the Company prior to the exercise of the Warrant. The shares of Common Stock issued and issuable upon conversion of the shares of Common Stock issued and issuable upon exercise of the Warrant, and, at all times, the shares of Common Stock issued and issuable upon exercise of the Warrant, will have the registration rights applicable to shares of Common Stock held by “Stripes Stockholder” as set forth in that certain Stockholder Agreement, dated as of August 5, 2013, as amended, by and among the Company, SG VTB Holdings, LLC and the other parties thereto, as amended.
The foregoing descriptions of the Subordinated Note, the Third Lien Guaranty, the Third Lien Security Agreement, the Subordination Agreement and the Warrant Agreement do not purport to be complete and are qualified in their entirety by the full text of the Subordinated Note, the Third Lien Guaranty, the Third Lien Security Agreement, the Subordination Agreement and the Warrant Agreement, respectively, copies of which are attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4 and 4.1, respectively.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of Registrant.
The information in Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 9.01 — Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
4.1	Warrant, issued to SG VTB Holdings, LLC, dated November 16, 2015.

10.1	Subordinated Promissory Note, dated November 16, 2015, by and between Turtle Beach Corporation and SG VTB Holdings, LLC.

10.2	Third Lien Continuing Guaranty, dated as of November 16, 2015, by and among the Company, Voyetra Turtle Beach, Inc. and VTB Holdings, Inc.

10.3	Third Lien Security Agreement, dated as of November 16, 2015, by and among the Company, Voyetra Turtle Beach, Inc. and VTB Holdings, Inc.

10.4
Subordination Agreement, dated as of November 16, 2015, by and among Bank of America, N.A., Crystal Financial LLC, SG VTB Holdings, LLC, the Company, Voyetra Turtle Beach, Inc., Turtle Beach Europe Limited, and VTB Holdings, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURTLE BEACH CORPORATION

Date:	November 20, 2015	By:	/S/ JOHN T. HANSON
John T. Hanson Chief Financial Officer, Treasurer and Secretary